Exhibit 99.2

Investor Presentation April 2019

Disclaimer

THIS PRESENTATION HAS BEEN PREPARED FOR USE BY CAPITOL INVESTMENT CORP. IV ("CAPITOL") AND NESCO HOLDINGS I, LP ("NESCO") IN CONNECTION WITH THEIR PROPOSED BUSINESS COMBINATION. SUCH PRESENTATION MAY BE PRESENTED TO CERTAIN OF CAPITOL'S STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING CAPITOL'S SECURITIES, IN CONNECTION WITH THE BUSINESS COMBINATION.

CAPITOL, NESCO, THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS, UNDER SEC RULES, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF CAPITOL'S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO CAPITOL'S SHAREHOLDERS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED BUSINESS COMBINATION TO BE FILED BY CAPITOL, WHICH WILL INCLUDE A PRELIMINARY PROXY STATEMENT/PROSPECTUS OF CAPITOL THAT WILL BE USED TO SOLICIT SHAREHOLDER APPROVAL OF THE TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN INFORMATION REGARDING THE NAMES AND INTERESTS IN THE PROPOSED TRANSACTION OF CAPITOL'S DIRECTORS AND OFFICERS IN CAPITOL'S FILINGS WITH THE SEC, INCLUDING CAPITOL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, WHICH WAS FILED WITH THE SEC ON MARCH 4, 2019.

INVESTORS AND SECURITY HOLDERS OF CAPITOL AND NESCO ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS CONTAINING IMPORTANT INFORMATION ABOUT CAPITOL AND NESCO THROUGH THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. COPIES OF THE DOCUMENTS FILED WITH THE SEC BY CAPITOL AND/OR NESCO WHEN AND IF AVAILABLE, CAN BE OBTAINED FREE OF CHARGE ON CAPITOL'S WEBSITE AT WWW.CAPINVESTMENT.COM OR BY DIRECTING A WRITTEN REQUEST TO CAPITOL INVESTMENT CORP. IV, 1300 17TH STREET, SUITE 820, ARLINGTON, VA 22209 OR BY EMAILING INFO@CAPINVESTMENT.COM.

SOME OF NESCO'S FINANCIAL INFORMATION AND DATA CONTAINED HEREIN DOES NOT CONFORM TO SEC REGULATION S-X IN THAT IT INCLUDES CERTAIN FINANCIAL INFORMATION NOT DERIVED IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"). ACCORDINGLY, SUCH INFORMATION AND DATA HAS BEEN AND WILL BE ADJUSTED AND PRESENTED DIFFERENTLY IN CAPITOL'S PROXY STATEMENT/PROSPECTUS. CAPITOL AND NESCO BELIEVE THAT THE PRESENTATION OF NON-GAAP MEASURES PROVIDES INFORMATION THAT IS USEFUL TO INVESTORS AS IT INDICATES THE ABILITY OF NESCO TO MEET CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS AND OTHERWISE MEET ITS OBLIGATIONS AS THEY BECOME DUE. RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP COUNTERPARTS ARE INCLUDED IN THE APPENDIX TO THIS PRESENTATION.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PRESENTATION ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND CAPITOL'S AND NESCO'S CONTROL. WHILE ALL PROJECTIONS ARE NECESSARILY SPECULATIVE, CAPITOL AND NESCO BELIEVE THAT THE PROSPECTIVE FINANCIAL INFORMATION COVERING PERIODS BEYOND TWELVE MONTHS FROM ITS DATE OF PREPARATION CARRIES INCREASINGLY HIGHER LEVELS OF UNCERTAINTY AND SHOULD BE READ IN THAT CONTEXT. THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR MATERIALLY LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF PROJECTIONS IN THIS PRESENTATION SHOULD NOT BE REGARDED AS AN INDICATION THAT CAPITOL AND NESCO, OR THEIR REPRESENTATIVES, CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS.

NEITHER CAPITOL NOR NESCO UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE NESCO'S ABILITY TO EXECUTE ON ITS BUSINESS PLAN AND NESCO'S ESTIMATES OF EXPENSES AND FUTURE REVENUES AND PROFITABILITY. OTHER FACTORS INCLUDE THE POSSIBILITY THAT THE PROPOSED TRANSACTION DOES NOT CLOSE, INCLUDING DUE TO THE FAILURE TO RECEIVE REQUIRED SECURITY HOLDER APPROVALS, OR THE FAILURE OF OTHER CLOSING CONDITIONS.

NEITHER CAPITOL NOR NESCO MAKES ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN CAPITOL AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN CAPITOL.

THIS PRESENTATION SHALL NEITHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

NESCO CAPITOL IV 1

2 Presenters Lee Jacobson Chief Executive Officer Bruce Heinemann Chief Financial Officer Mark D. Ein Chairman & Chief Executive Officer L. Dyson Dryden President & Chief Financial Officer

3 Agenda 1. Capitol Investment Thesis 2. Company Overview 3. Industry Trends 4. Growth Strategy 5. Financial Overview 6. Business Combination 7. Appendix

4 Note: SPAC ranking data as of April 5 , 2019. Comparison data only includes SPACs that raised ≥$100 million and is based on IPO investor returns. (1) Based on SPAC sponsors that have completed more than one deal since October 2009 in terms of total returns since business combination. (2) SPAC ranking data based on SPACs since October 2009 in terms of total returns since business combination. Capitol’s Value - Creation Track Record Capitol has the best track record of all SPAC sponsors (1) Capitol’s three prior deals are all in the top 10 best performing SPACs out of over 130 raised since 2009 (2) Capitol’s returns have consistently beat the broader market with an average annualized return of 17% Capitol sets itself apart by scouring the world for outstanding investments and actively engaging with the companies post - merger, working very closely with the management teams to execute their plans and drive value for investors Capitol has identified Nesco as another outstanding opportunity to bring its deeply engaged value creation and company building expertise, network of relationships, and strategic support to drive growth and substantial long - term shareholder value creation

Track Record of Growth and Creating Shareholder Value

	CAPITOL I	CAPITOL II	CAPITOL III
Prior Investments	TWO HARBORS **October 2009** Capitol I created Two Harbors, which grew into the third largest mortgage REIT in the U.S., growing its market cap from $119 million to $4.4 billion	Lindblad Expeditions / National Geographic **July 2015** Capitol II merged with Lindblad Expeditions, fully-funding the growth plan and helping to execute a significant fleet expansion and acquisitions	CISION **June 2017** Capitol III completed a $2.4 billion merger with Cision, reducing leverage and enabling management to execute its M&A strategy and accelerate organic growth
Creating Shareholder Value	**114%** Return Since Merger vs. 124% for S&P	**62%** Return Since Merger vs. 41% for S&P	**43%** Return Since Merger vs. 20% for S&P
Track Record of Growth	**$1m to $326m** 2009 to 2015 Core Earnings	**46%** 2015 to 2019E Adj. EBITDA Growth	**21%** 2017 to 2019E Adj. EBITDA Growth

Source: Company filings, FactSet and Thomson One.
Note: Data as of April 5, 2019 and based on IPO investor returns since business combination. Two Harbors based on total return compared to the S&P 500 Total Return Index during Mark Ein's tenure as Vice Chairman of Two Harbors from merger to May 14, 2015. 2019 Adj. EBITDA projections are based on Thomson One consensus.

NESCO™ CAPITOL IV 5

Extraordinary Team of Value Creators

CAPITOL IV



Mark Ein



Dyson Dryden

- Best track record of all SPAC sponsors that have completed more than one deal since October 2009 in terms of total returns since merger
- All three prior deals are in the top 10 best performing SPACs in terms of total returns since merger out of over 130 raised since October 2009

17% Average Annualized Return of Prior SPAC Deals

#1 SPAC Sponsor Track Record

Energy Capital Partners



Doug Kimmelman



Rahman D'Argenio

- Brings valuable operational and industry expertise to Nesco, having initially invested in the company in 2014
- Will maintain 70% of its existing equity in Nesco and will continue to support the company with board of director representation

17% Average Net IRR Since 2010

$14bn Equity Invested

William Plummer



- Will help oversee Nesco's growth as Chairman
- As CFO of United Rentals from 2008 to 2018, he created tremendous value for shareholders

$11bn Market Value Creation ($385m to $11.4bn)

United Rentals vs. S&P 500 Indexed Returns


3000%
0%
21x
Total Share Price Return
2,148%
United Rentals
339%
S&P 500
2008
2010
2012
2014
2016
2018

Jeffrey Stoops



- Will add valuable experience to Nesco's board as an independent director
- As CEO of SBA Communications since 2002, he brings valuable telecom infrastructure industry insights and has created substantial shareholder value

$22bn Market Value Creation ($553m to $22.6bn)

SBA Communications vs. S&P 500 Indexed Returns


1600%
0%
15x
Total Share Price Return
1,544%
SBA
252%
S&P 500
2002
2006
2010
2014
2018

Source: Company filings, FactSet and Pitchbook.
Note: Capitol data as of April 5, 2019 and is based on IPO investor returns since business combination. SPAC ranking data only includes SPACs that raised ≥$100 million since October 2009 and completed more than one deal. ECP net IRR as of December 31, 2018. William Plummer's market data is from his tenure as CFO from December 1, 2008 to October 12, 2018. Jeffrey Stoops' market data is from his appointment as CEO on January 1, 2002 to April 5, 2019.

NESCO CAPITOL IV 6

7 Capitol Investment Thesis ▪ Premier Industrial Growth Business. Nesco is a leading provider of specialty rental equipment to support critical maintenance, repair, upgrade and installation services for electric transmission and distribution, communications and rail infrastructure in North America ▪ Compelling End - Market Opportunity. The growing demand for Nesco’s specialty rental equipment is a direct result of attractive secular drivers in each of its three end - markets: (a) investments by electric utilities to replace an aging grid, integrate growing renewable an d gas generation and strengthen grid reliability; (b) increased telecom infrastructure spending driven by 5G rollout (small cells); and (c) capex to support growing freight and intermodal volume together with commuter rail projects ▪ Diversified, Long - Tenured and Blue - Chip Customer Base. Breadth of equipment and geographic reach allow Nesco to uniquely meet the demands of its long standing customers (16 - year average for top 10), which provides for significant recurring business (~90% of revenue to recurring customers) due to customers’ focus on long - term projects that often take years to complete ▪ Significant Embedded Investment in Specialized and Young Fleet. Nesco has a young, specialized fleet of ~4,000 rental units with an Original Equipment Cost, or OEC, of $547m and an average unit age of only 3.8 years vs. its expected useful life of up to 25 yea rs ▪ Strong Financial Performance and Attractive Unit Economics. Adj. EBITDA has grown at a 24% CAGR from 2016 to 2018, from $79 to $122 million and is projected to grow 63% over the next three - year period from $122 million to $198 million. Proven ability to add new equipment with high financial returns – unlevered IRRs of approximately 30% ▪ Meaningful, Highly Visible Organic Growth Opportunities. Nesco has foregone an increasing number of business opportunities (>4,000 from 2017 to 2018) due to lack of product availability. With a strengthened capital structure, Nesco and Capitol plan to invest $139 million of growth capex in its fleet in 2019 and 2020 to capture this existing demand and growing end - market demand. Additional revenue growth is expected from increased customer penetration in parts, tools and accessories enabled by the recent acquisitions of N&L and Bethea ▪ Accretive M&A in Fragmented Industry. Six accretive tuck - in acquisitions since 2012 at a weighted average EBITDA multiple of 5.7x, or 4.0x after realized synergies, have broadened Nesco’s end - markets and product offerings. Nesco has an actionable pipeline of additional opportunities available at accretive multiples ▪ World - Class Board and Leadership. William Plummer (former CFO of United Rentals for 10 years) and Jeffrey Stoops (CEO of SBA Communications for the last 17 years) each intends to make an investment in the combined company and will bring valuable comp any building and public company experience in relevant industries to an impressive board that also includes Nesco CEO Lee Jacobson, Capitol’s sponsors and representatives of Energy Capital Partners ▪ Attractive Valuation. Transaction values Nesco favorably at 7.9x 2019E Adj. EBITDA and 6.4x 2020E Adj. EBITDA, representing an attractive entry point to participate in Nesco’s highly - visible, outsized growth opportunity Source : FY19 Report of the Secretary of Transportation to the US Congress, U.S. Department of Transportation and Wall Street research. Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of pr oje ctions. Actual results may differ materially. Assumes no acquisitions in the projected period. SPAC ranking data as of April 5, 2019 based on IPO in ves tor returns since business combination and only includes SPACs that raised ≥$100 million.

8 Company Overview

Nesco Is a Leader in Highly Specialized Rentals

Nesco is a leading North American provider of specialty rental equipment to electric utilities, telecoms, railroads and related contractors for critical maintenance, repair, upgrade and installation work

NESCO™

Equipment Rental and Sales | **Parts, Tools and Accessories**

Transmission and Distribution

Specialized rental services for utilities and utility contractors maintaining, upgrading and constructing critical transmission and distribution infrastructure

Rail, Lighting, Signage and Telecom

Specialized rental services for telecoms, railroads and related contractors to support critical infrastructure maintenance, repair and installation services. Entered this end-market in 2016

Utility Equipment Outfitters

Vertically-integrated rental services and sales of specialized parts, tools and accessories primarily to existing customers. Started UEO in 2015 to provide a one-stop shop offering

	Transmission and Distribution	Rail, Lighting, Signage and Telecom	Utility Equipment Outfitters
2018 Average OEC	$404m	$125m	$18m[1]
2018 Revenue	$166m	$50m	$29m
'16 - '18 Revenue CAGR	5%	50%	45%
Revenue Mix	56% Distribution / 44% Transmission	60% Telecom / 31% Rail / 9% Signage & Lighting	40% Rental / 60% Sales
Average Rental Period	13.8 months	9.7 months	NA

Note: 2018 revenue split excludes $2 million of revenue from Renta.
1. Excludes $11m of inventory held for UEO sales.

NESCO CAPITOL IV 9

Young, Specialized Fleet

Nesco has a young, specialized fleet of ~4,000 rental units with an average unit age of 3.8 years, far below the average unit's useful life of up to 25 years

Equipment		Description	# of Units	OEC	% of OEC	Useful Life	Average Age	Equipment Cost
Bucket Trucks		Used to maintain and construct utility, rail or telecommunications lines or equipment at height with a bucket mounted on an insulated or non-insulated hydraulic lifting aerial device	1,508	$229m	45%	18 years	3.7 years	$50k - $650k
Digger Derricks		Used to dig holes and hoist and set utility, rail and telephone poles	889	$168m	33%	18 years	4.2 years	$150k - $500k
Line Equipment		Used to string new and re-conduct overhead utility, rail, telecom or cable lines (includes pole trailers, reel handling trailers and other material handling trailers)	894	$45m	9%	25 years	3.2 years	$2k - $650k
Cranes		Used for large-scale transmission line repair and construction (often outfitted with buckets) and in multiple rail applications for material handling and lifting	179	$38m	8%	15 years	3.4 years	$125k - $750k
Pressure Diggers		Used to dig holes for utility poles, structure bases and foundations through hard materials such as rock	51	$18m	4%	20 years	5.9 years	$300k - $550k
Underground Equipment		Used to place and remove underground utility and telecommunication lines without disruption to the surface	103	$8m	2%	20 years	3.7 years	$85k - $150k

Note: Average OEC as of 12/31/18. Excludes 328 units of trucks/miscellaneous equipment (including hi-rail service trucks, grapples, roto-dumps, PTC trucks, etc.) used primarily in hi-rail applications and $18 million OEC of UEO rental equipment.

NESCO CAPITOL IV 10

11 Attractive Asset - Level Economics Illustrative New Fleet Investment ROI ▪ Nesco’s scale, footprint and differentiated sales and service model have created a significant competitive advantage for the company in the marketplace enabling attractive returns on capital ▪ Equipment can either be sold at the end of a chassis life (7 - 8 years) or remounted on a new chassis at attractive returns (addit ional 7 - 8 year life) Long - lived equipment assets offer highly attractive economic returns with unlevered IRRs approaching 30% and unlevered MOICs over 2.5x Note: Illustrative analysis shown for the 42 - 45’ Insulated Aerial 4x4 Bucket Truck, a top product line in the T&D and RLST end - m arkets. Equipment Sold in 7 Years Equipment Remounted & Sold in 15 Years Upfront Cost $95k $95k + $62k remount (year 8) Year 1 EBITDA Contribution $26k $26k Utilization 80% 80% Gross Profit Margin 80% 80% Recovery as a % of OEC 50% 25% Unlevered IRR 29% 29% Unlevered MOIC 2.5x 3.0x

12 90% of sales are to recurring customers and no customer represents more than 11% of sales Recurring, Longstanding Customer Relationships Diverse Customer Base ▪ Nesco serves as a key supplier to utilities, telecoms, railroads and related contractors for their specialty rental equipment needs , with most relationships on a “first call” basis ▪ Nesco’s breadth of equipment and geographic reach allow the company to uniquely meet the demands of the largest national customers, which provides for significant recurring business due to their focus on long - term projects that often take years to complete 1,860 customers 16 - year average tenure across top 10 customers

13 Nesco has a broad geographic footprint across the U.S., Canada and Mexico and provides its customers a “one - stop shop” for all their rental and parts needs Broad Geographic Reach Note: 1. Alvarado, TX parts, tools and accessories co - located expansion opening in Q2 2019. 2. Tallahassee, FL parts, tools and accessories co - located expansion opening in Q2 2019; includes 34k sq. ft. of additional leased space. Headquarters Operated Facilities (13) Third - Party Service Locations (44) Future Parts, Tools, and Accessories Facilities (4) (2) (1) ▪ Nesco has broad geographic diversity, with no state, province or territory representing more than 15% of revenues

14 Title Years of Relevant Experience Kevin Kapelke Chief Operating Officer 25 Years Heath Northcutt Regional Vice President of Sales – T&D >25 Years Tim Bryan President – RLST 20 Years Kent Upton President – UEO >25 Years Dennis DePazza Chief Business Development Officer >25 Years Jameson Ringger EVP of Operations and Eastern Sales 17 Years Beth Steffen VP of Western Sales >25 Years Brady Rodgers President – Renta 25 Years Industry - Leading Management Team Nesco’s current management team has successfully implemented several growth initiatives including the launch of the PTA segment, expansion into two new end - markets, internalization of equipment servicing, development of remounting capabilities and accretive acquisitions ▪ More than 19 years of experience in the utility equipment rental and sales industry ▪ Prior to joining Nesco in 2012, served as Vice President and General Manager for Terex Utilities, a key supplier and partner ▪ Significant M&A experience having led an acquisition every quarter, on average, over 5 years with a prior company Lee Jacobson – Chief Executive Officer ▪ Over 25 years of experience in finance and accounting for a range of industrial and manufacturing companies ▪ Prior to joining Nesco in 2016, served as CFO of Tyden Group, a global leader in track and trace solutions ▪ Over 10 years of operational experience as Director of Supply Chain Operations for Unisys Corporation Bruce Heinemann – Chief Financial Officer

15 Industry Trends

16 $10bn+ Class I Rail Spend Source: FactSet, Federal Reserve Economic Data and Wall Street research. Note : 1. Total construction spending from Federal Reserve Economic Data. 2. Based on current end - market mix of 81% T&D, 13% telecom and 6% rail excluding other end - markets, which is primarily comprised of signage and lighting and represents under 2% of revenue. T&D based on T&D capex from Wall Stree t research . Telecom based on wireless communication spend from USTelecom research. Rail based on capex of the top 6 public railroads. Large and Growing End - Markets Annual capex spend in Nesco’s end - markets exceeds $100 billion and end - market growth has limited correlation with broader GDP $60bn+ Transmission and Distribution Spend $30bn+ Wireless Spend Nesco Index Growth Has Limited Correlation with Broader Economy Growth CAGR ’01 - ’05 ’05 - ’09 ’09 - ’17 ’01 - ’17 Correlation U.S. GDP 5.4% 2.6% 3.8% 3.9% 1.00 Construction (1) 7.3% (5.0%) 4.1% 2.5% 0.72 Nesco Index (2) 7.4% 5.7% 9.0% 7.8% 0.52 GDP

17 Source: C ompany filings, FactSet, Federal Reserve Economic Data, USTelecom research and Wall Street research. Note: 1. Excludes other end - markets, which is primarily comprised of signage and lighting and represents under 2% of revenue. 2. Based on the average end - market mix of WillScot and Mobile Mini. Nesco End - Markets (1) Specialty Rental End - Markets (2) Nesco’s End - Markets Provide Growth Without Sacrificing Stability No Construction End - Market Exposure Nesco’s End - Markets Are Highly Stable (Change in Spending During the Great Recession – 2008 to 2010) Nesco Has Best - in - Class End - Market Mix in the Specialty Rental Industry

Electric Utilities: Early Innings of Multi-Year Upcycle

Transmission and distribution industry, with an annual spend of over $60 billion, is in the early years of a decade long secular upcycle driven by utilities' investments (1) to replace and strengthen an aging grid; (2) to integrate growing renewable and gas generation; and (3) to support the electrification of fossil fuel driven sectors

- An estimated 40% - 50% of existing transmission and distribution infrastructure is at or beyond engineered lives
- Migration to renewables and gas requires extension of the power grid in addition to storm hardening maintenance initiatives
- Decarbonization is driving the electrification of vehicles, heating technology and industrial processes which will significantly expand electricity demand and require a transmission investment of up to $90 billion by 2030

U.S. & Canada Electric Transmission Projects

($ in billions)



CAGR: 12%
$24.6
$26.3
$27.2
$31.9
$40.1
$12.6
$11.1
$10.2
$9.3
$12.3
$12.0
$15.2
$17.1
$22.6
$27.8
2012A
2014A
2016A
2018A
2020E
Small & Medium-Projects
Large-Scale Projects

Customer Backlogs Signal Continued Growth

(Backlog – $ in millions)



16%
$7,359
$8,545
72%
$354
$610
Quanta Electrical Power & Infrastructure
Mastec Electrical Transmission
2017A
2018A

Source: Company filings, The Brattle Group and Wall Street research.

NESCO CAPITOL IV 18

Telecom: Long-Term Tailwinds from 5G Spend

5G upgrade cycle is driving a new wave of infrastructure spending with 5G capex by the Big 4 wireless providers expected to total ~$240 billion over the next decade while growing at a 40% CAGR through 2023

- 5G wireless infrastructure roll-out is expected to add up to 20 times more small cells than the existing macro structure
- Nesco's equipment is well suited to service the typical deployment locations on telephone poles, streetlights and sides of buildings
- Wireline infrastructure continues to require recurring maintenance

5G Spend Expected to Surpass Historical Spend

(Communications Construction Spend – $ in billions)



$40
$30
$20
$10
$0
2G Cycle
3G Cycle
4G Cycle
5G Cycle
1993A
1996A
1999A
2002A
2005A
2008A
2011A
2014A
2017A
2020E

Customer Backlogs Signal Continued Growth

(Backlog – $ in millions)



25%
$5,847
$7,330
18%
$3,628
$4,276
Dycom (1)
Mastec Communications
2017A
2018A

Source: Company filings and Wall Street research.
Note:
1. Dycom based on fiscal year ended January 26, 2019 and January 27, 2018.

NESCO CAPITOL IV 19

20 ▪ In 2019 the U.S. Senate approved spending of over $16 billion to support commuter rail and transit projects – Special events like the 2028 Olympics in Los Angeles will require additional investment in transit projects ▪ Class I railroads spend more than $11 billion annually to maintain, upgrade and repair their rail systems Rail: Increasing Investment in U.S. Infrastructure Urban congestion and increased freight transportation needs have driven a nationwide investment in improving rail infrastructure Source: FactSet, FY19 Report of the Secretary of Transportation to the US Congress, LA Metro’s Project Tracker, Massachusetts Department of Transportation, Railway Technology, Smart Cities Drive, U.S. Department of Transportation and Wall Street research. Note: 1. Figures include Norfolk Southern, Kansas City Southern, Union Pacific, CSX, Canadian National and Canadian Pacific. ($ in billions) ($ in billions) Cost of Select Active Commuter Rail Projects Class I Rail Capital Expenditures (1)

21 End - Market Shift to Rental Supports Growth ▪ Key drivers fueling Nesco’s end - markets to continue to shift to rental: 1. Avoidance of capital outlay 2. Improved asset utilization with significantly reduced storage and maintenance costs 3. Better risk management with dedicated customer care 4. Operational efficiencies drive improved productivity 5. Wider range of modern productive equipment in rental fleets 6. Health & safety regulations have increased implicit cost of ownership & maintenance ▪ Overall U.S. equipment rental market penetration is approximately 53% and is expected to grow to 65% over the next 10 years – Management expects Nesco’s product categories to grow more rapidly than overall market given current estimated penetration levels of only 20 to 25% Nesco’s growth is supported by the ongoing secular shift from equipment ownership to rentals among its customers Source: ARA / IHS Global Insight and Wall Street research. Rental Penetration Continues to Increase (Rental Penetration of Equipment Fleet) United States Other Developed Markets

22 Growth Strategy

23 Multiple Attractive Growth Levers Increase Customer Penetration in Parts, Tools and Accessories 2 Invest in New Fleet to Fulfill Unmet and Growing Demand from Customers 1 Continued Robust End - Market Growth Actionable M&A Pipeline in Fragmented Market 3 Inorganic Organic

24 $56 $83 $38 ▪ The company expects to accelerate fleet investment in 2019 and 2020 – Growth capex will be allocated to product lines with the greatest excess demand, highest utilization and shortest payback per iod s Invest in Fleet to Meet Growing Excess Demand Nesco’s growing excess demand is evidenced by more than 4,000 rental opportunities turned away from 2017 to 2018 due to product availability Fleet Investment to Meet Excess Demand ($ in millions) 1 (Increase in Average Rental Equipment Units) Excess Demand Is Growing (Opportunities Turned Away Due to Lack of Equipment (1) ) Growth Capex Note: 1. Measured by individual pieces of equipment or units.

25 Meaningful opportunity to geographically expand Nesco’s cross - selling and rental of parts, tools and accessories to large utility, telecom and rail customer bases ▪ Nesco established the parts, tools and accessories division in 2015 – Acquisition of N&L (2018) added certified expertise in regulation - mandated dielectric testing and manufacturing of certified liv e - line tools – Acquisition of Bethea (2017) added manufacturing of blocks, the leading parts rental product ▪ Nesco will expand from two locations to six by 2020, providing customers a one - stop shop for test & repair services and a broad inven tory of insulated and non - insulated tools Increase Customer Penetration in Parts, Tools and Accessories Parts, Tools and Accessories Cross - Sell Opportunity 2 Locations Revenue $ 29 m $80m 2 6 2018 2021E (Parts, tools and accessories revenue as a % of equipment rental revenue)

26 ▪ Nesco has made six successful acquisitions since 2012, realizing 100%+ of expected synergies for every target ▪ The weighted average purchase EBITDA multiple of all six acquisitions is 5.7x, or 4.0x including realized synergies Pipeline of Actionable Future M&A Strong Record of Accretive M&A Fragmented market with many regional and local players allows Nesco to leverage its national platform and act as a preferred consolidator ▪ Targeted fleet expansion of the Transmission and Distribution, Rail, Lighting, Signage and Telecom end - markets and PTA segment at accretive multiples ▪ Manufacturers of highly specialized product lines offering attractive returns ▪ Rental fleets, or businesses, in adjacent markets Focus Areas for M&A 1 2 3 (Rental Division) 3 Target Date Purchase Price EBITDA Multiple EBITDA Multiple (incl. Synergies) % of Synergies Realized Q3 2018 $5m 5.0x 2.1x 107% Q4 2017 $6m 10.0x 4.0x 100% Q3 2016 $25m 5.2x 4.9x 100% Q2 2014 $13m 15.0x 4.5x 100% Q4 2012 $64m 5.0x 4.0x 117% Q3 2012 $12m 6.4x 4.0x 138% Weighted Average 5.7x 4.0x (Utility Equipment Fleet) (Utility Rentals)

27 Financial Overview

28 ▪ In response to significant end - market demand, Nesco has grown revenue through expansion of the fleet, increased utilization and rapid build - up of the parts, tools and accessories business ▪ With an enhanced capital structure following the merger with Capitol, Nesco can capitalize on the demand it is currently unable to serve through further fleet expansion and a nationwide expansion of its parts, tools and accessories business Strong Revenue Growth Note : See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projecti ons . Actual results may differ materially. Assumes no acquisitions in the projected period. Revenue Growth Average Units Average Utilization Average Rate per Day ($ in millions) PTA Locations PTA Revenue / Location

Significant EBITDA Growth

- Adj. EBITDA margin has increased 700 basis points from 2016 to 2018 primarily due to increased utilization of the fleet
- In order to address demand for its fleet, Nesco plans to invest $177 million over the next three years adding ~1,775 new pieces of equipment
  - Average unit cost of ~$100k
  - Expected to add $72 million of revenue and $52 million of EBITDA annually by 2021
- A nationwide expansion from two locations in 2018 to six by 2020 and a broadening of its product offering and services drives the growth of the parts, tools and accessories business
- Future margin expansion is expected to be driven by:
  - Fleet investment increasing high margin rental revenues as a percentage of the overall revenue mix
  - Operating leverage as the investment in selling, general and administrative expenses has largely been completed

Adj. EBITDA Growth

($ in millions)



Historical
'16-'18 CAGR: 24%
Projected
'18-'21 CAGR: 18%
$79
$3
$75
$99
$5
$93
$122
$8
$114
$137
$17
$120
$170
$25
$145
$198
$33
$166
2016A
2017A
2018A
2019E
2020E
2021E
Equipment Rental and Sales
Parts, Tools and Accessories

Adj. EBITDA Margin	42%	48%	49%	49%	51%	54%

Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. In addition, please refer to the Appendix for a reconciliation of historical Adjusted EBITDA to GAAP measure. Assumes no acquisitions in the projected period.

NESCO CAPITOL IV 29

30 Growth Capex Adj. EBITDA ▪ Growth capex in 2019 and 2020 to meet excess demand is expected to result in over 60% unlevered FCF growth by 2021 – Consistent unlevered FCF growth excluding growth capex ▪ Attractive tax attributes on a levered FCF basis, driven in part by U.S. federal and state net operating loss carryforwards o f o ver $300 million and approximately $200 million, respectively, as of year end 2018 – Nesco’s net operating loss carryforwards have an estimated net present value of $57 million Attractive Unlevered Free Cash Flow Growth Note : See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projecti ons . Actual results may differ materially. Assumes no acquisitions in the projected period. 1. Defined as Adj. EBITDA - non - cash purchase accounting impact - gains on equipment sales - cash purchases of rental equipment (ex cluding cost of new equipment sales) and other property and equipment + cash proceeds from rental equipment sales (excluding new equipment sa les). 2. Cash proceeds from rental equipment sales excluding new equipment sales. 3. Defined as unlevered FCF excluding growth capex / Adj. EBITDA. Unlevered Free Cash Flow Growth (1) UFCF Conversion (3) Maintenance Capex Cash from UES ‘18 - ’21 CAGR 19% 17% ($ in millions) (2)

31 ▪ Significant EBITDA growth and free cash flow generation is expected to result in rapid deleveraging ▪ Net leverage declines to leverage target of 3.0x by year end 2020 with ~1.0x deleveraging accreting to equity holders Swift Deleveraging Delivers Value to Equity Holders Note : See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projecti ons . Actual results may differ materially. Assumes future period excess cash flow is used to pay down debt. Assumes no acquisitions in the projec ted period. 1. Pro forma for expected debt refinancing as part of transaction assuming no share redemptions, resulting in $513 million of ne t d ebt at close. Net Leverage (1)

32 Business Combination

Transaction Overview

- $411 million Capitol investment used to reduce leverage, increase fleet investment, pay transaction expenses and to provide liquidity to existing investors
- Nesco plans to refinance all existing debt as part of the transaction
- Existing Nesco Shareholders are maintaining 70% of their existing equity
- Existing Nesco Shareholders will receive up to 1.8 million earnout shares and Capitol sponsors will place 2.8 million of their founder shares into earnout. Half of the earnout shares will be released at $13.00 per share and the remainder at $16.00 per share if such stock prices are reached within 5 years of closing
- Completion of the transaction is expected in 2nd Quarter 2019

Post-Transaction Ownership[1]



Existing Shareholders 28%
Capitol Shareholders 72%

Implied Firm Value

($ in millions)

Shares Outstanding [1]	63.0
Share Price	$10.00
Equity Value	**$630**
Plus: Net Debt [3]	513
Less: NPV of NOLs [4]	(57)
Adj. Firm Value	**$1,086**

Transaction Multiples	
FV / 2019E Adj. EBITDA ($137M)	7.9x
FV / 2020E Adj. EBITDA ($170M)	6.4x

Sources and Uses

($ in millions)

Sources	
Capitol Cash Investment [2]	$411
New Senior Notes	400
Draw on New ABL	75
Total Sources	**$886**

Uses	
Paydown of Existing Debt	$759
Cash to Existing Shareholders	75
Estimated Fees and Expenses	52
Total Uses	**$886**

Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. Assumes no acquisitions in the projected period.

1. Based on fully diluted shares outstanding at $10.00 share price. Excludes 19.95 million outstanding warrants with a strike price of $11.50 per share, 1.8 million incentive earnout shares to be released to existing Nesco shareholders in 0.9 million increments when the stock price reaches $13.00 and $16.00 per share and 2.8 million incentive earnout shares held by Capitol sponsors to be released in 1.4 million increments when the stock price reaches $13.00 and $16.00 per share. Assumes no redemptions of Capitol public shares.
2. Includes $402.5 million of cash raised from investors and $8.3 million of estimated interest earned on the trust account by transaction close.
3. Includes $33 million of existing capital leases and $6 million of notes payable assumed to remain with the company post-transaction.
4. Based on the net present value of approximately $300 million federal and approximately $200 million state NOLs as of year-end 2018.

NESCO CAPITOL IV 33

Highly Attractive Unit-Level Economics

Nesco's specialty equipment and parts have attractive unit-level economics compared to other specialty rental equipment types

	Specialty Equipment	Parts[1]	Portable Storage[2]	Tanks / Trailers[2]	Modular Space
Representative Sector Leaders	NESCO	NESCO	mobile mini SOLUTIONS	mobile mini SOLUTIONS	WILLSCOT
Useful Life of Primary Rental Assets	15 - 25 yrs	20 - 25 yrs (blocks)	30 yrs (containers)	25 yrs (steel tanks)	20 yrs (modular)
Average Age of Primary Rental Assets	3.8 yrs	1.3 yrs	12 yrs[3]	10 yrs[3]	14.4 yrs
2018 Utilization	82%	72%	76%	74%	72%
Payback Period (Through Rental Revenue[4])	~3 yrs	~2 yrs	~3 - 3.5 yrs	~5 - 5.5 yrs	~4 - 4.5 yrs
Multiple of OEC Earned Over Equipment Life (Through Rental Revenue[5])	5.0 - 8.5x (Assuming 15 - 25 yrs)	10.0 - 12.5x	8.5 - 10.0x	4.5 - 5.0x	4.5 - 5.0x
Level of Cyclicality	Low (stable growth of T&D demand over the past decade)		Medium (~40% construction exposure)	High (majority of revenue derived from oil & gas end-market)	Medium (~40% construction exposure)
Peak to Trough Adj. EBITDA Performance in Great Recession	(9%)		(39%)		(32%)

Source: Company filings and Wall Street research.
Note:
1. Blocks comprise approximately 60% of parts, tools, and accessories rental revenue.
2. Portable storage comprises 80% of Mobile Mini's revenue. Tanks / Trailers comprise the remaining 20%.
3. As of 2017 year end.
4. Rental revenue adjusted for 2018 utilization.
5. Useful life divided by payback period. Rental revenue adjusted for 2018 utilization.

NESCO CAPITOL IV 34

35 An Attractive Valuation… Firm Value / 2019E Adj. EBITDA Firm Value / 2020E Adj. EBITDA Source : C ompany filings, management guidance and Wall Street research. Note: Market data as of April 4, 2019. Firm value adjusted for NPV of NOLs where applicable. See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. Assumes no acqu isi tions in the projected period. 1. Pro Forma for the $1.1bn acquisition of ModSpace on August 15, 2018. 2018 Adj. EBITDA Margin (1)

36 With Compelling Financial Metrics 2016 - 2018 Revenue Growth 2018 - 2020E Revenue Growth Source : Company filings, management guidance and Wall Street research. Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of pr oje ctions. Actual results may differ materially. Assumes no acquisitions in the projected period. 1. Pro Forma for the $1.1bn acquisition of ModSpace on August 15, 2018 and the $235 million acquisition of Acton Mobile on December 20, 2017. 2016 - 2018 Adj. EBITDA Growth 2018 - 2020E Adj. EBITDA Growth (1) (1) (1) (1)

Attractive Opportunity for Investor Returns

Nesco's growth plan capitalizes on achievable growth initiatives of accelerating fleet investment to meet growing excess demand and continued penetration of its parts, tools and accessories business, expected to result in attractive returns to equity holders

Deconstructing Nesco's Growth


(Adj. EBITDA, $ in millions)
$137
$170
$198
2019E
2020E
2021E
+$43m Investment in Fleet to Meet Excess Demand
+$14m Increased Parts, Tools and Accessories Penetration
+$4m Margin Expansion / Other

Superior Investor Return Opportunity

($ per share)	As of 3/31/2019	As of 12/31/2019	As of 12/31/2020
FV / Forward Adj. EBITDA	**7.9x**	**7.9x**	**7.9x**
Implied Stock Price	$10.00	~$13.00[1]	~$15.50[1]
Total Return		**~30%**	**~55%**

Note: See the disclaimers at the beginning of this presentation for important qualifications and limitations on the use of projections. Actual results may differ materially. Assumes no share redemptions and future period excess cash flow is used to pay down debt. Assumes no acquisitions in the projected period.

1. Calculated using fully distributed shares based on treasury stock method.

NESCO CAPITOL IV 37

Board of Directors of the Combined Company



William Plummer
Chairman

- Former CFO and Executive Vice President of United Rentals for 10 years until October 2018
- Helped United Rentals grow its market capitalization from $385m to $11.4bn while increasing its stock price by 21.5x (compared to 3.4x for S&P 500)
- Over 20 years of financial leadership experience
- Serves on the boards of Global Payments and John Wiley & Sons and served on the board of UIL Holdings, an electric and natural gas utility company
- Prior to United Rentals, served as the CFO and EVP of Dow Jones & Company
- Previously served in various senior roles at Alcoa, Mead Corporation and General Electric Capital and worked at Lockheed Corporation, Goldman Sachs and Kidder and Peabody & Company
- Member of Financial Executives International and the New York Society of Security Analysts



Jeffrey Stoops
Director

- CEO, President and Director of SBA Communications since 2002, 2000 and 1999, respectively
- Previously served as CFO of SBA Communications
- Helped SBA Communications grow its market capitalization from $553m to $22.6bn while increasing its stock price by 15.4x (compared to 2.5x for S&P 500)
- Prior to SBA Communications, practiced law for 13 years in the corporate, securities and mergers and acquisitions areas as a partner with Gunster



Lee Jacobson
Director & CEO

- CEO of Nesco since 2012
- Prior to joining Nesco, served at Terex Utilities, a key supplier and partner, for 10 years as Vice President and General Manager, among other roles
- Previously served as EVP at Pacific Utility Equipment
- More than 19 years of experience in the utility equipment rental and sales industry
- Significant M&A experience having led an acquisition every quarter, on average, over 5 years with a prior company



Mark Ein
Director

- Founder, Chairman, and CEO of Capitol I, Capitol II, Capitol III and Capitol IV
- Chairman of Lindblad Expeditions
- Vice Chairman of Cision
- Strong track record of value creation, having been involved in early stages of six companies that reached $1bn valuation
- Serves on the board of many civic, philanthropic and charitable organizations



Doug Kimmelman
Director

- Founder, Senior Partner and investment committee member at Energy Capital Partners
- Current Nesco board member
- Serves on the boards of Calpine, USD Group, USD Partners and Sunnova Energy
- Previously General Partner at Goldman Sachs in the Pipeline and Utilities investment banking group



Dyson Dryden
Director

- CFO, President and Director of Capitol III and Capitol IV
- CFO and Director of Capitol II
- Lead investment banker on Capitol I
- Director on the boards of Cision and Lindblad Expeditions
- Vice Chairman of CDS Logistics
- Previously, Managing Director at Citi in the investment banking division



Rahman D'Argenio
Director

- Partner and investment committee member at Energy Capital Partners
- Current Nesco board member
- Serves on the boards of Sunnova Energy, CM Energy, Triton Power Partners, and PLH Group
- Previously a director at First Reserve corporation and investment banker at Deutsche Bank

NESCO CAPITOL IV 38

39 Appendix

40 Year Ended December 31, 2016A 2017A 2018A GAAP Net income (loss) ($48.0) ($27.1) ($15.5) Depreciation and amortization 59.1 64.7 67.1 Interest expense 48.2 53.7 56.7 Income tax expense (benefit) 1.3 (3.5) 1.7 GAAP EBITDA $60.6 $87.9 $110.0 Non-cash purchase accounting impact 12.9 4.3 3.6 Transaction and process improvement costs 1.5 1.9 2.5 Non-routine repairs 2.3 2.1 -- Other non-recurring items 0.9 0.7 2.9 Share-based payments 0.5 1.1 1.1 Asset impairment -- 0.6 1.4 Adjusted EBITDA $78.8 $98.6 $121.7 Adjusted EBITDA Reconciliation Reconciliation of Net Income to Adjusted EBITDA ($ in millions) Note : 1. Primarily transaction fees and financing fees. 2. Per an accounting policy change, these items are capitalized starting in 2018. 3. 2016 amount represents non - cash inventory charge related to acquisitions. 2017 amount represents tax refunds related to overesti mated sales tax. 2018 amount primarily represents operating leases that were acquired out of their lease. 4. 2017 amount represents a non - cash impairment charge related to certain rental assets held for sale. 2018 amount represents an impairment charge related to the refurbishment/replacement of an asset. (1) (2) (3) (4)

41 Year Ended December 31, 2016A 2017A 2018A Purchase of equipment - rental fleet $36.7 $47.1 $58.5 Plus: Purchase of other property and equipment 0.5 0.4 0.7 Less: Other (0.1) (0.0) -- Total capex $37.1 $47.5 $59.2 Less: Cost of new equipment sales (13.0) (8.7) -- Total capex excluding cost of new equipment sales $24.1 $38.8 $59.2 Less: Management's estimate of maintenance capex (24.1) (28.0) (41.8) Growth capex -- $10.8 $17.4 Reconciliation of Total Capex to Maintenance and Growth Capex ($ in millions) Capex Reconciliation Note : 1. 2016 and 2017 purchase of equipment - rental fleet in the financial statements includes the purchases of new equipment for deale r sales. 2018 excludes the purchases of new equipment for dealer sales. 2. Represents Other from the cash flows from investing. (1) (2)

42 Year Ended December 31, 2016A 2017A 2018A Adjusted EBITDA $78.8 $98.6 $121.7 Less: Maintenance capex (24.1) (28.0) (41.8) Plus: Proceeds from sale of equipment - rental fleet 35.6 26.6 33.3 Less: New equipment sales (14.4) (10.1) -- Less: Non-cash purchase accounting impact (12.9) (4.3) (3.6) Less: (Gain) Loss on sale of equipment - rental fleet 7.7 (1.8) (3.6) Unlevered free cash flow excl. growth capex $70.7 $81.0 $105.9 Less: Growth capex -- (10.8) (17.4) Unlevered free cash flow $70.7 $70.2 $88.5 Reconciliation of Adjusted EBITDA to Unlevered Free Cash Flow ($ in millions) Unlevered Free Cash Flow Reconciliation Note : 1. 2016 and 2017 proceeds from sale of equipment - rental fleet in the financial statements includes the proceeds from new equipmen t from dealer sales. 2018 excludes the proceeds from new equipment for dealer sales. (1)